EXHIBIT 99.1

For Information
Brent A. Collins
303-861-8140

FOR IMMEDIATE RELEASE

ST. MARY ANNOUNCES NOTICE OF REDEMPTION OF 5.75% SENIOR CONVERTIBLE NOTES

DENVER, February 20, 2007 – St. Mary Land & Exploration Company (NYSE: SM) today announces that it has sent a notice of full redemption to the holders of all of its outstanding 5.75% Senior Convertible Notes due 2022. The redemption date has been set for March 20, 2007, and the redemption price is 100% of the principal amount of the notes, plus accrued and unpaid interest to, but excluding, the redemption date. The aggregate principal amount of the outstanding notes is $100 million.

Holders of the notes have the right to convert the notes, at any time before 5:00 p.m. New York time on March 16, 2007, the date which is two business days prior to the redemption date, into shares of St. Mary common stock at a conversion price of $13.00 per share, equating to 76.923 shares of St. Mary common stock per $1,000 principal amount of notes.

INFORMATION ABOUT FORWARD LOOKING STATEMENTS

This release contains forward looking statements within the meaning of securities laws. Although St. Mary believes the expectations reflected in these statements are reasonable, it can give no assurance that they will prove to be correct. These statements involve known and unknown risks, which may cause St. Mary’s actual results to differ materially from results expressed or implied by the forward looking statements. These risks include such matters discussed in the “Risk Factors” section of St. Mary’s 2005 Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q filed with the SEC. Although St. Mary may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.

PR-07-02

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